Exhibit 99.1
Community Bankers Trust Corporation Reports Second Quarter Earnings and Strong Credit Quality
August 14, 2008 (Glen Allen, Virginia) — Community Bankers Trust Corporation (the “Company” or “CBTC”) (AMEX: BTC ), today reported its second quarter results of operations, which includes its banking subsidiaries, TransCommunity Bank, N.A. and Bank of Essex. Effective close of business July 31, 2008, TransCommunity Bank, N. A. was merged into Bank of Essex. Bank of Essex has the distinction of obtaining a Five Star rating 18 consecutive quarters by Bauer Financial of Coral Gables, Florida.
Community Bankers Trust Corporation was incorporated in Delaware on April 6, 2005 under the name Community Bankers Acquisition Corp. (“CBAC”) as a blank check company whose objective was to merge with or acquire an operating commercial bank or bank holding company. On May 31, 2008, CBAC changed its name to Community Bankers Trust Corporation in connection with the acquisitions of TransCommunity Financial Corporation, a Virginia corporation (“TFC”), and BOE Financial Services of Virginia, Inc., a Virginia corporation (“BOE”). In connection with the mergers the Company issued approximately 13.5 million shares for $100.2 million in total consideration to the former shareholders of TFC and BOE and simultaneously redeemed 1.4 million shares held by CBAC stockholders for consideration of $10.8 million. Based on the closing stock price on August 13, 2008 of $4.45 per common share, total market capitalization for the Company is $95.5 million.
George M. Longest, Jr., President and CEO of CBTC, stated: “We are delighted to have completed the merging of these three entities into one holding company and operating under one banking charter. The future of the Company promises to be an exciting one. The flexibility and capital reserves, from combining the balance sheets of these three companies, along with our strong credit quality and experienced management team, gives us a banking platform poised for profitability and growth. We believe the combined footprint of Bank of Essex provides us with an opportunity to do business in some of the most attractive, growing and stable markets in Virginia.”
Net income for the second quarter of 2008 was $288,000, or $0.02 diluted earnings per share. Net interest income was $2.022 million for the period. Provision for loan losses was $234,000, noninterest income was $299,000, total noninterest expenses were $1.715 million and income tax expense was $84,000. For the six month period ended June 30, 2008 the Company reported earnings of $399,000, or $0.03 diluted earnings per share. Net income for the six month and three month periods in 2008 reflects full six and three month periods for the Company and one month of consolidated operations for the month of June for the Company; hence period to period comparisons are not presented. Total shares outstanding at June 30, 2008 were 21,470,727 compared to 9,375,000 at June 30, 2007.
Total loans were $487.112 million at June 30, 2008, comprised of $393.516 million or 80.8% of the total portfolio, secured by real estate, commercial loans of $66.990 million or 13.8% and $26.606 million, or 5.5% made up by other loans, including consumer, installment and agricultural loans. The allowance for loan losses was $5.182 million, or 1.06% of total loans at June 30, 2008. This was after accounting for the fair value of the net assets, including impaired loans, acquired from TFC and BOE on the merger date, thereby reducing the fair value of impaired loans and the allowance for loan losses by $1.177 million. Had the specific reserves remained within the allowance for loan losses and total loans, the balance of the allowance for loan losses to total loans at June 30, 2008 would have been $6.359 million, or 1.30% of total loans.
Despite increasing industry concerns over credit issues, the Company’s asset quality is strong. Net charge-offs were $45,000 for the month ended June 30, 2008. At June 30, 2008, nonperforming assets totaled $2.858 million, or 0.41% of total assets. Of these loans, $2.179 million, or 0.45% of total loans were nonaccruing, loans past due 90 days or more and accruing interest were $276,000 and other real estate owned amounted to $403,000. Nonperforming assets to loans and other real estate owned was 0.59% and net charge-offs to average loans, annualized was 0.11%. The allowance for loan losses to nonperforming assets was 181.3%.

At June 30, 2008 the Company had $66.144 million in securities available-for-sale, $3.000 million in securities-held-to-maturity and $35.949 million in Federal funds sold. The total of these investments is $105.093 million or 15.3% of total assets. Longest added: “While many in the industry face liquidity pressures, CBTC has a strong liquidity position.”
Total deposits at June 30, 2008 were $496.381 million. Of this total, $189.263 million or 38.1% were time deposits less than $100,000 and $136.090 million or 27.4% were time deposits of $100,000 or greater. Demand deposits were $100.994 million or 20.4% and savings and money market deposit accounts were $70.034 million or 14.1% of total deposits. Federal Home Loan Bank advances were $17.900 million at June 30, 2008.
Total stockholders’ equity was $150.203 million at June 30, 2008 and represents 21.7% of total assets. Book value was $7.00 per share at period end based on 21,470,727 shares outstanding. Tangible book value was $4.47 per share. The Company will pay its first dividend of $0.04 per share on August 29, 2008 to shareholders of record on August 15, 2009. At June 30, 2008 the Company’s ratio of total capital to risk-weighted assets was 18.87%, Tier 1 Capital to risk-weighted assets was 18.03% and the Company’s leverage ratio (Tier 1 capital to average adjusted assets) was 14.60%.
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with $690.631 million in assets and $150.203 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names.
Additional information is available on the Company’s interim website at www.bankofessex.com. The shares of the Company are traded on the American Stock Exchange (AMEX) under the symbol “BTC”.
Forward-Looking Statements:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties; related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with pending or recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market and changes in our local economy with regards to our market area and its heavy concentration of U. S. military based and related personnel. We assume no obligation to update information contained in this release.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2008, AND DECEMBER 31, 2007
(dollars in thousands, except per share data)

	June 30, 2008	December 31, 2007
	Unaudited
Assets

Cash and due from banks	$11,494	$162
Federal funds sold	35,949	—

Total cash and cash equivalents	47,443	162

United States Treasury securities held in trust fund	—	58,453
Securities available for sale, at fair value	66,144	—
Securities held to maturity, fair value of $2,954 at June 30, 2008	3,000	—
Loans held for resale	183	—

Loans	487,112	—
Allowance for loan losses	(5,182)	—

Net loans	481,930	—

Bank premises and equipment	22,281	—
Other real estate owned	403	—
Bank owned life insurance	6,181	—
Core deposit intangibles, net	14,812	—
Goodwill	39,495	—
Other assets	8,759	826

Total assets	$690,631	$59,441

Liabilities

Deposits:
Noninterest bearing	$57,552	$—
Interest bearing	438,829	—

Total deposits	496,381	—

Federal funds purchased	9,048	—
Federal Home Loan Bank advances	17,900	—
Trust preferred capital notes	4,124	—
Deferred payment to underwriter	—	2,100
Other liabilities	12,975	339

Total liabilities	$540,428	$2,439

Common stock, subject to conversion, 1,499,250 shares at conversion value	—	11,690

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized $.01 par value)	—	—
Common stock (50,000,000 shares authorized $.01 par value) 21,470,727, 9,375,000, 9,375,000 shares issued and outstanding at June 30, 2008, December 31, 2007, and June 30, 2007, respectively	215	94
Additional paid in capital	148,195	42,989
Retained earnings	2,628	2,229
Accumulated other comprehensive income (loss)	(835)	—

Total stockholders’ equity	$150,203	$45,312

Total liabilities and stockholders’ equity	$690,631	$59,441

COMMUNITY BANKERS TRUST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)
(dollars and shares in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest and dividend income
Interest and fees on loans	$2,704	$—	$2,704	$—
Interest on federal funds sold	46	—	46	—
Interest and dividends on securities	—		—
Taxable	282	716	687	1,415
Nontaxable	110	—	110	—

Total interest income	3,142	716	3,547	1,415

Interest expense
Interest on deposits	1,027	—	1,027	—
Interest on federal funds purchased	13	—	13	—
Interest on other borrowed funds	80	—	80	—

Total interest expense	1,120	—	1,120	—

Net interest income	2,022	716	2,427	1,415

Provision for loan losses	234	—	234	—

Net interest income after provision for loan losses	1,788	716	2,193	1,415

Noninterest income
Service charges on deposit accounts	180	—	180
Other	119	—	119	—

Total noninterest income	299	—	299	—

Noninterest expense
Salaries and employee benefits	574	—	574	—
Occupancy expenses	112	—	112	—
Equipment expenses	108	—	108	—
Professional fees	24	—	100	—
Data processing fees	104	—	104	—
Amortization of intangibles	149	—	149	—
Other operating expenses	644	60	788	251

Total noninterest expense	1,715	60	1,935	251

Net income before income taxes	372	656	557	1,164
Income tax expense	84	249	158	515

Net income	$288	$407	$399	$649

Net (loss) income per share -basic	$0.02	$0.05	$0.04	$0.08

Net (loss) income per share — diluted	$0.02	$0.04	$0.03	$0.07

Weighted average number of shares outstanding
basic	13,407	7,876	11,391	7,876
diluted	15,295	9,375	13,020	9,375